Exhibit No. 11. Statement re: Computation of Per Share Earnings for the nine and three months ended September 30, 1998 and 1997 (in thousands except per share data).


                                                  Nine Months           Three Months
                                                     Ended                  Ended
                                                 September 30,          September 30,
                                                ---------------       -----------------
                                                 1998     1997         1998       1997
                                                ------   ------       ------     ------



  Net income                                    $  833   $1,357       $  460     $  511
                                                ======   ======       ======     ======


  Basic weighted average shares outstanding      3,682    3,751        3,606      3,754

  Common stock equivalents due to dilutive
    effect of stock options                        163      118          136        139
                                                ------   ------       ------     ------

  Diluted weighted average common
     shares outstanding                          3,845    3,869        3,742      3,893
                                                ======   ======       ======     ======


  Basic earnings per share                      $ 0.23   $ 0.36       $ 0.13     $ 0.14
                                                ======   ======       ======     ======

  Diluted earnings per share                    $ 0.21   $ 0.35       $ 0.12     $ 0.13
                                                ======   ======       ======     ======



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